Exhibit 99.1

For Immediate Release

W. JOHN SHORT CHAIRMAN AND CEO OF NUTRACEA TO EXTEND TENURE; LEO G. GINGRAS TO EXTEND EMPLOYMENT CONTRACT AS PRESIDENT AND COO

PHOENIX, AZ, July 8, 2010 – NutraCea (NTRZ), a world leader in stabilized rice bran (SRB) nutrient research and technology, today announced that Chairman and Chief Executive Officer W. John Short has agreed to extend his tenure for four years following the effective date of the Company’s exit from Chapter 11.  This date is defined as the effective date of the plan of NutraCea’s reorganization under Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”).

Short joined NutraCea on July 6, 2009 as President and was appointed CEO and a Director on October 23, 2009; following on December 7, 2009 he was appointed Chairman of Board.

The Company also announced that Leo G. Gingras, NutraCea’s President and Chief Operating Officer, has agreed to extend his employment contract for four years following the effective date of the Company’s exit from Chapter 11.  Gingras joined NutraCea in 2007 as Chief Operating Officer and was promoted to President on February 25, 2010.

W. John Short, commented, “Based on the recent additions to our team - John Quinn as Chairman of our Audit Committee and Dale Belt as CFO, the preliminary settlement of the shareholder class action suit and the filing of the Plan of Reorganization with the consent and support of the Official Unsecured Creditors Committee, Leo and I are both very excited about NutraCea’s technology platforms and future growth opportunities.

“I am confident that following our emergence from Chapter 11 we will be able to increase the pace of growth of profitable sales for the benefit of all of our stakeholders.  I am extremely pleased that Dale and the rest of our management team members and staff share our enthusiasm and dedication to NutraCea and will be working closely with Leo and me to realize the very significant potential of NutraCea.”

Forward Looking Statement

This release contains forward-looking statements, including statements about NutraCea increasing the pace of profitable sales growth.  These statements are made based upon current expectations that are subject to risk and uncertainty. The Company does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward- looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in the Company's filings with the Securities and Exchange Commission, including the Company's most recent periodic report.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally a waste by-product of standard rice processing. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com